PBF Energy Reports Fourth Quarter 2022 Results and Declares Dividend of $0.20 per Share and Announces Partnership for St. Bernard Renewables Project
•Fourth quarter income from operations of $955.6 million (excluding special items, fourth quarter income from operations of $873.0 million)
•Year-ending consolidated cash balance of approximately $2.2 billion
•Reduced consolidated debt in 2022 by more than $2.3 billion
•Repurchased over 5 million shares for approximately $189 million to date
•Completed purchase of remaining public stake in PBF Logistics LP
•Announces partnership with Eni Sustainable Mobility for St. Bernard Renewables Project
PARSIPPANY, NJ - February 16, 2023 - PBF Energy Inc. (NYSE:PBF) today reported fourth quarter 2022 income from operations of $955.6 million as compared to income from operations of $291.1 million for the fourth quarter of 2021. Excluding special items, fourth quarter 2022 income from operations was $873.0 million as compared to income from operations of $294.5 million for the fourth quarter of 2021.
The company reported fourth quarter 2022 net income of $656.1 million and net income attributable to PBF Energy Inc. of $637.8 million or $4.86 per share. This compares to net income of $189.1 million, and net income attributable to PBF Energy Inc. of $165.3 million or $1.36 per share for the fourth quarter of 2021. Special items in the fourth quarter 2022 results, which increased net income by a net, after-tax benefit of $59.7 million, or $0.45 per share, primarily consisted of net changes in the fair value of contingent consideration, slightly offset by charges related to a change in the Tax Receivable Agreement liability. Adjusted fully-converted net income for the fourth quarter 2022, excluding special items, was $582.9 million, or $4.41 per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net income of $156.8 million or $1.28 per share, for the fourth quarter 2021. The fourth quarter 2022 effective tax rate of approximately 29 percent was impacted by numerous factors, including the purchase of the remaining public stake of PBF Logistics LP, and is expected to return to more normalized levels of approximately 26 percent for 2023.
Tom Nimbley, PBF Energy's Chairman and CEO, said, “2022 was a transformative year for PBF. The resurgence of demand for our products and our reliable operations allowed PBF to end 2022 in the strongest financial position in our ten-year history as a public company. During 2022, PBF eliminated over $2.3 billion in debt, effectively finishing the year with zero net debt. Our operations provided the financial resources to continually invest in our base business, expand into the renewable fuels space and increase shareholders returns.” Mr. Nimbley continued, “The effort to strengthen our financial position is ongoing. In 2023, we further reduced leverage by redeeming $525 million of debt.”
Mr. Nimbley concluded, “Looking ahead, we have a lot of work to complete in 2023. We ran our assets hard in response to demand last year. Consequently, we are focused on investing in and maintaining our assets to ensure our operations remain safe, reliable and available to supply the market. We expect that the market in

2023 will continue to support strong financial results for PBF and provide the opportunity for increased shareholder returns.”
Income from operations was $4,153.2 million for the year ended December 31, 2022 as compared to income from operations of $597.2 million for the year ended December 31, 2021. Excluding special items, income from operations was $4,201.5 million for the year ended December 31, 2022 as compared to a loss from operations of $42.8 million for the year ended December 31, 2021. Adjusted fully-converted net income for the year ended December 31, 2022, excluding special items, was $2,963.5 million, or $23.36 per share on a fully-exchanged, fully-diluted basis, as compared to an adjusted fully-converted net loss, excluding special items, of $302.3 million, or $(2.50) per share, for the year ended December 31, 2021.
PBF Energy Inc. Declares Dividend

The company announced today that it will pay a quarterly dividend of $0.20 per share of Class A Common stock on March 16, 2023, to shareholders of record at the close of business on March 1, 2023.
St. Bernard Renewables Joint Venture

As announced earlier today, February 16, 2023, PBF and Eni Sustainable Mobility (“Eni”) have entered into definitive agreements to partner in a 50-50 joint venture, St. Bernard Renewables LLC (“SBR”), which will own the renewable diesel project currently under construction co-located with PBF’s Chalmette refinery in Louisiana. Upon consummation of the transaction, which is subject to customary closing conditions, including regulatory approvals, Eni will contribute capital totaling $835 million, excluding working capital, plus up to an additional $50 million that is subject to the achievement of project milestones. PBF will continue to manage project execution and will serve as the operator once construction is complete.

This strategic partnership will leverage the experience and expertise of Eni Sustainable Mobility and PBF. Together with Ecofining™ technology, Eni brings its experience in biorefining that led to the world’s first conversion of a refinery into a biorefinery in Porto Marghera (Venice) in 2014, and to the second converted biorefinery that has been working in Gela (Sicily) since 2019. The company also provides its worldwide knowledge in supplying sustainable feedstock sourcing for HVO, mainly based on oily waste and residues, and raw materials that do not compete with the food chain, coupled with access to international markets beyond PBF’s footprint in the United States. PBF brings experience in large capital project execution and fuels manufacturing as well as access to the California renewables market through its existing logistics assets. The joint venture reflects both partners' commitment to deliver more sustainable transportation fuels using low carbon intensity feedstocks.

Commenting on the announced partnership with Eni Sustainable Mobility, PBF President Matthew Lucey said, “We're excited to enter this strategic partnership with Eni Sustainable Mobility, a global leader in biorefining. The St. Bernard Renewables project will benefit greatly from PBF and Eni’s complementary strengths and expertise. The project will utilize existing processing infrastructure and diverse inbound and outbound logistics and is ideally situated to support growing demand for low-carbon fuels.” Mr. Lucey continued, “Our partnership with Eni signals a major milestone for PBF and demonstrates our commitment to contributing diversified sources of energy to the global mix while lowering the carbon intensity of our operations and the products we manufacture.”
Strategic Update and Outlook
PBF's operational and financial performance in 2022 allowed the company to reestablish a firm foundation upon which we can build a sustainable and diversified future. At year-end, we had approximately $2.2 billion of cash. Including our recent repayment of the $525 million PBF Logistics LP notes, we reduced consolidated debt by over $2.8 billion since the start of 2022. Our unsecured debt is now below pre-pandemic levels and our net debt to capitalization was effectively zero at year-end 2022. We simplified the corporate structure with the consolidation of PBF Logistics LP in December of 2022. We reinstated a $0.20 per share quarterly dividend and implemented a $500 million share repurchase program, of which we have executed approximately $188.9 million, including $32.5 million in 2023. We believe these measures have generated significant value for our investors in the near-term and, more importantly, demonstrate our commitment to fiscal discipline, long-term value and shareholder returns.

As always, the safety and reliability of our core operations are paramount. We continue investing in all our assets and expect full-year 2023 refining capital expenditures, excluding capital expenditures related to the SBR project ("St. Bernard Renewables"), to be in the $700 to $750 million range.

The SBR project remains under construction and is expected to be producing renewable diesel, and other products, in the first half of 2023. Total projected capital costs for the SBR facility and related project infrastructure are expected to be in the $600 to $650 million range. Total project spend is approximately $450 million through the end of 2022.

In 2023, PBF is committed to conducting extensive maintenance and multiple turnarounds across our refining system. Our goal is to sustain safe, reliable and environmentally responsible operations to supply the markets with our vital products. The bulk of our planned maintenance is scheduled to be completed in the first half of 2023. Our current turnaround schedule is as follows, subject to change:

•East Coast - Delaware Coker and Hydrocracker (Spring)
•Mid-Continent -     FCC (Q1 Winter), Hydrocracker (Fall)
•Gulf Coast - FCC (Q1 Winter)
•West Coast - Martinez Crude/Coker (Q1 Winter), Torrance Hydrocracker (Spring), Torrance FCC/Alky (Fall)

Timing and throughput ranges provided reflect current expectations and are subject to change based on market conditions and other factors. PBF's total refining system throughput for full-year 2023 is expected to be approximately 935,000 to 995,000 barrels per day. First quarter throughput expectations are included in the table below.

Expected throughput ranges (barrels per day)
	First Quarter 2023
	Low	High
East Coast	320,000	340,000
Mid-continent	85,000	95,000
Gulf Coast	170,000	180,000
West Coast	270,000	290,000
Total	845,000	905,000
Additional annual guidance information for full-year 2023, includes the following expectations:
•Average refining system operating expenses of $8.00 to $8.50 per barrel;
•General and administrative expenses in the $200 to $250 million range (excludes incentive and equity compensation);
•Total depreciation and amortization expense in the $500 to $550 million range; and
•Approximate effective tax rate of 26 percent.

Guidance provided constitutes forward-looking information and is based on current PBF Energy operating plans, company assumptions and company configuration. All figures and timelines are subject to change based on a variety of factors, including market and macroeconomic factors, as well as company strategic decision-making and overall company performance.

Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.
Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income (Loss), Adjusted Fully-Converted Net Income (Loss) excluding special items, Adjusted Fully-Converted Net Income (Loss) per fully-exchanged, fully-diluted share, Income (Loss) from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items, Adjusted EBITDA and net debt to capitalization. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.
Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Thursday, February 16, 2023, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (877) 869-3847 or (201) 689-8261. The audio replay will be available approximately two hours after the end of the call and will be available through the company’s website.
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the statements regarding the SBR joint venture transaction in whole, part or at all. These forward-looking statements include, without limitation, the company’s expectations with respect to timing of the completion of the proposed transaction; the potential joint venture’s post-transaction plans, objectives, expectations and intentions with respect to future earnings and operations of SBR; and the conditions to the closing of the proposed transaction and the possibility that the proposed transaction will not close. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, our ability to operate safely, reliably, sustainably and in an environmentally responsible manner; our ability to successfully diversify our operations; the risk that our expansion into the renewable fuels space, including renewable diesel production, may not occur on expected timeframes or at all, and we may not realize expected benefits from any such projects; our expectations with respect to our capital spending and turnaround projects; risks associated with our obligation to buy Renewable Identification Numbers and related market risks related to the price volatility thereof; the possibility that we might reduce or not pay further dividends in the future; certain developments in the global oil markets and their impact on the global macroeconomic conditions; risks relating to the securities markets generally; the impact of changes in inflation, interest rates and capital costs; and the impact of market conditions, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.
About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues	$10,846.3	$8,244.0	$46,830.3	$27,253.4

Cost and expenses:
Cost of products and other	9,045.1	7,160.4	39,049.1	23,826.8
Operating expenses (excluding depreciation and amortization expense as reflected below)	695.0	590.3	2,599.0	2,085.9
Depreciation and amortization expense	137.1	115.0	503.6	453.5
Cost of sales	9,877.2	7,865.7	42,151.7	26,366.2
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	93.8	80.4	468.7	247.3
Depreciation and amortization expense	1.7	3.2	7.5	13.3
Change in fair value of contingent consideration, net	(82.6)	6.2	48.3	32.4
Loss (gain) on sale of assets	0.6	(2.6)	0.9	(3.0)
Total cost and expenses	9,890.7	7,952.9	42,677.1	26,656.2
Income from operations	955.6	291.1	4,153.2	597.2
Other income (expense):
Interest expense, net	(29.4)	(74.4)	(246.0)	(317.5)
Change in Tax Receivable Agreement liability	(2.1)	(48.3)	(290.3)	(48.3)
Change in fair value of catalyst obligations	(1.7)	(5.1)	(2.0)	8.5
Gain (loss) on extinguishment of debt	—	19.6	(66.1)	79.9
Other non-service components of net periodic benefit cost	2.2	1.9	8.8	7.8
Income before income taxes	924.6	184.8	3,557.6	327.6
Income tax expense (benefit)	268.5	(4.3)	584.8	12.1
Net income	656.1	189.1	2,972.8	315.5
Less: net income attributable to noncontrolling interests	18.3	23.8	96.0	84.5
Net income attributable to PBF Energy Inc. stockholders	$637.8	$165.3	$2,876.8	$231.0

Net income available to Class A common stock per share:
Basic	$5.04	$1.37	$23.47	$1.92
Diluted	$4.86	$1.36	$22.84	$1.90
Weighted-average shares outstanding-basic	126,450,787	120,268,614	122,598,076	120,240,009
Weighted-average shares outstanding-diluted	132,099,338	122,876,562	126,860,106	122,638,154

Dividends per common share	$0.20	$—	$0.20	$—

Adjusted fully-converted net income and adjusted fully-converted net income per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income	$642.6	$166.6	$2,897.5	$232.8
Adjusted fully-converted net income per fully exchanged, fully diluted share	$4.86	$1.36	$22.84	$1.90
Adjusted fully-converted shares outstanding - diluted (Note 6)	132,099,338	122,876,562	126,860,106	122,638,154

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Note 7)
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME TO ADJUSTED FULLY-CONVERTED NET INCOME AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income attributable to PBF Energy Inc. stockholders	$637.8	$165.3	$2,876.8	$231.0
Less: Income allocated to participating securities	—	—	—	—
Income available to PBF Energy Inc. stockholders - basic	637.8	165.3	2,876.8	231.0
Add: Net income attributable to noncontrolling interest (Note 2)	6.5	1.7	27.9	2.4
Less: Income tax expense (Note 3)	(1.7)	(0.4)	(7.2)	(0.6)
Adjusted fully-converted net income	$642.6	$166.6	$2,897.5	$232.8
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	(669.6)
Add: Change in fair value of contingent consideration, net	(82.6)	6.2	48.3	32.4
Add: Gain on land sales	—	(2.8)	—	(2.8)
Add: (Gain) loss on extinguishment of debt	—	(19.6)	66.1	(79.9)
Add: Change in Tax Receivable Agreement liability	2.1	48.3	290.3	48.3
Add: Net tax benefit on remeasurement of deferred tax assets	—	(33.6)	(233.8)	(37.4)
Less: Recomputed income tax on special items (Note 3)	20.8	(8.3)	(104.9)	173.9
Adjusted fully-converted net income (loss) excluding special items	$582.9	$156.8	$2,963.5	$(302.3)

Weighted-average shares outstanding of PBF Energy Inc.	126,450,787	120,268,614	122,598,076	120,240,009
Conversion of PBF LLC Series A Units (Note 5)	910,457	986,996	917,991	988,730
Common stock equivalents (Note 6)	4,738,094	1,620,952	3,344,039	1,409,415
Fully-converted shares outstanding - diluted	132,099,338	122,876,562	126,860,106	122,638,154

Adjusted fully-converted net income per fully exchanged, fully diluted shares outstanding (Note 6)	$4.86	$1.36	$22.84	$1.90

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)	$4.41	$1.28	$23.36	$(2.50)

	Three Months Ended		Year Ended
RECONCILIATION OF INCOME FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS	December 31,		December 31,
	2022	2021	2022	2021
Income from operations	$955.6	$291.1	$4,153.2	$597.2
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	(669.6)
Add: Change in fair value of contingent consideration, net	(82.6)	6.2	48.3	32.4
Add: Gain on land sales	—	(2.8)	—	(2.8)
Income (loss) from operations excluding special items	$873.0	$294.5	$4,201.5	$(42.8)

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
RECONCILIATION OF NET INCOME TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2022	2021	2022	2021
Net income	$656.1	$189.1	$2,972.8	$315.5
Add: Depreciation and amortization expense	138.8	118.2	511.1	466.8
Add: Interest expense, net	29.4	74.4	246.0	317.5
Add: Income tax expense (benefit)	268.5	(4.3)	584.8	12.1
EBITDA	$1,092.8	$377.4	$4,314.7	$1,111.9
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	(669.6)
Add: Change in fair value of contingent consideration, net	(82.6)	6.2	48.3	32.4
Add: Gain on land sales	—	(2.8)	—	(2.8)
Add: (Gain) loss on extinguishment of debt	—	(19.6)	66.1	(79.9)
Add: Change in Tax Receivable Agreement liability	2.1	48.3	290.3	48.3
EBITDA excluding special items	$1,012.3	$409.5	$4,719.4	$440.3

	Three Months Ended		Year Ended
	December 31,		December 31,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2022	2021	2022	2021
EBITDA	$1,092.8	$377.4	$4,314.7	$1,111.9
Add: Stock-based compensation	29.4	10.9	54.3	35.6
Add: Change in fair value of catalyst obligations	1.7	5.1	2.0	(8.5)
Add: Non-cash LCM inventory adjustment (Note 4)	—	—	—	(669.6)
Add: Change in fair value of contingent consideration, net (Note 4)	(82.6)	6.2	48.3	32.4
Add: Gain on land sales (Note 4)	—	(2.8)	—	(2.8)
Add: (Gain) loss on extinguishment of debt (Note 4)	—	(19.6)	66.1	(79.9)
Add: Change in Tax Receivable Agreement liability (Note 4)	2.1	48.3	290.3	48.3
Adjusted EBITDA	$1,043.4	$425.5	$4,775.7	$467.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	December 31,	December 31,
	2022	2021
Balance Sheet Data:
Cash and cash equivalents	$2,203.6	$1,341.5
Inventories	2,763.6	2,505.1
Total assets	13,549.1	11,641.4
Total debt	1,959.1	4,295.8

Total equity	5,056.0	2,532.8
Total equity excluding special items (Note 4, 13)	$4,660.5	$2,071.3

Total debt to capitalization ratio (Note 13)	28%	63%
Total debt to capitalization ratio, excluding special items (Note 13)	30%	67%
Net debt to capitalization ratio* (Note 13)	(5)%	54%
Net debt to capitalization ratio, excluding special items* (Note 13)	(6)%	59%

* Negative ratio exists at 12/31/2022 as cash is in excess of debt.

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Year Ended December 31,
	2022	2021
Cash flows provided by operations	$4,772.0	$477.3
Cash flows used in investing activities	(1,010.9)	(388.5)
Cash flows used in financing activities	(2,899.0)	(356.8)
Net change in cash and cash equivalents	862.1	(268.0)
Cash and cash equivalents, beginning of period	1,341.5	1,609.5
Cash and cash equivalents, end of period	$2,203.6	$1,341.5

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended December 31, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$10,836.1	$96.9	$—	$(86.7)	$10,846.3
Depreciation and amortization expense	128.0	9.1	1.7	—	138.8
Income (loss) from operations	914.0	43.3	(1.7)	—	955.6
Interest expense, net	(0.9)	9.5	20.8	—	29.4
Capital expenditures	322.0	3.3	1.9	—	327.2

	Three Months Ended December 31, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$8,232.3	$89.3	$—	$(77.6)	$8,244.0
Depreciation and amortization expense	105.7	9.3	3.2	—	118.2
Income (loss) from operations	323.7	52.6	(85.2)	—	291.1
Interest expense, net	1.6	10.3	62.5	—	74.4
Capital expenditures	165.4	1.7	1.4	—	168.5

	Year Ended December 31, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$46,780.6	$369.3	$—	$(319.6)	$46,830.3
Depreciation and amortization expense	466.9	36.7	7.5	—	511.1
Income (loss) from operations	4,466.4	183.7	(496.9)	—	4,153.2
Interest expense, net	10.9	39.5	195.6	—	246.0
Capital expenditures	994.9	7.9	8.1	—	1,010.9

	Year Ended December 31, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$27,202.0	$355.5	$—	$(304.1)	$27,253.4
Depreciation and amortization expense	415.7	37.8	13.3	—	466.8
Income (loss) from operations	673.1	195.4	(271.3)	—	597.2
Interest expense, net	8.8	42.1	266.6	—	317.5
Capital expenditures	381.8	8.6	5.3	—	395.7

	Balance at December 31, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$12,587.9	$863.1	$136.3	$(38.2)	$13,549.1

	Balance at December 31, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$10,753.3	$901.3	$48.5	$(61.7)	$11,641.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Market Indicators (dollars per barrel) (Note 9)	2022	2021	2022	2021
Dated Brent crude oil	$88.93	$79.89	$101.27	$70.89
West Texas Intermediate (WTI) crude oil	$82.82	$77.32	$94.58	$68.10
Light Louisiana Sweet (LLS) crude oil	$85.47	$78.42	$96.81	$69.59
Alaska North Slope (ANS) crude oil	$87.89	$79.74	$98.76	$70.56
Crack Spreads:
Dated Brent (NYH) 2-1-1	$46.68	$19.09	$40.26	$16.84
WTI (Chicago) 4-3-1	$28.32	$15.14	$31.56	$16.34
LLS (Gulf Coast) 2-1-1	$36.90	$17.96	$37.56	$16.03
ANS (West Coast-LA) 4-3-1	$33.11	$21.70	$41.64	$20.10
ANS (West Coast-SF) 3-2-1	$33.85	$24.57	$41.89	$20.55
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$6.11	$2.57	$6.68	$2.80
Dated Brent less Maya (heavy, sour)	$17.42	$8.20	$13.95	$6.47
Dated Brent less WTS (sour)	$7.26	$2.93	$6.98	$2.63
Dated Brent less ASCI (sour)	$10.06	$4.88	$9.68	$3.90
WTI less WCS (heavy, sour)	$29.30	$17.60	$21.30	$14.19
WTI less Bakken (light, sweet)	$(3.94)	$(0.79)	$(4.05)	$(0.14)
WTI less Syncrude (light, sweet)	$(1.38)	$3.74	$(3.04)	$2.25
WTI less LLS (light, sweet)	$(2.65)	$(1.11)	$(2.22)	$(1.50)
WTI less ANS (light, sweet)	$(5.07)	$(2.42)	$(4.17)	$(2.46)
Natural gas (dollars per MMBTU)	$6.09	$4.85	$6.54	$3.73

Key Operating Information
Production (barrels per day ("bpd") in thousands)	947.5	887.7	937.1	852.2
Crude oil and feedstocks throughput (bpd in thousands)	939.0	869.0	925.1	834.5
Total crude oil and feedstocks throughput (millions of barrels)	86.4	79.9	337.7	304.6
Consolidated gross margin per barrel of throughput	$11.22	$4.73	$13.85	$2.91
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$19.78	$12.49	$22.00	$7.94
Refinery operating expense, per barrel of throughput (Note 11)	$7.71	$7.12	$7.39	$6.56
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	30%	33%	32%	34%
Medium	38%	37%	36%	31%
Light	18%	10%	18%	18%
Other feedstocks and blends	14%	20%	14%	17%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	47%	53%	47%	53%
Distillate and distillate blendstocks	35%	32%	35%	30%
Lubes	1%	1%	1%	1%
Chemicals	1%	2%	1%	2%
Other	17%	14%	17%	16%
Total yield	101%	102%	101%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Supplemental Operating Information - East Coast Refining System (Delaware City and Paulsboro)
Production (bpd in thousands)	323.6	253.2	298.7	252.2
Crude oil and feedstocks throughput (bpd in thousands)	326.1	251.0	300.3	250.9
Total crude oil and feedstocks throughput (millions of barrels)	30.0	23.1	109.6	91.6
Gross margin per barrel of throughput	$17.58	$0.03	$14.69	$3.15
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$25.02	$7.91	$22.20	$6.23
Refinery operating expense, per barrel of throughput (Note 11)	$6.21	$6.27	$6.19	$5.60
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	16%	18%	22%	23%
Medium	57%	38%	50%	37%
Light	8%	8%	8%	13%
Other feedstocks and blends	19%	36%	20%	27%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	39%	45%	39%	44%
Distillates and distillate blendstocks	36%	33%	37%	33%
Lubes	2%	2%	2%	2%
Chemicals	1%	1%	1%	2%
Other	21%	20%	20%	20%
Total yield	99%	101%	99%	101%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	137.9	124.9	151.0	136.9
Crude oil and feedstocks throughput (bpd in thousands)	136.0	122.7	148.5	134.1
Total crude oil and feedstocks throughput (millions of barrels)	12.5	11.2	54.2	48.9
Gross margin per barrel of throughput	$10.82	$(2.07)	$12.93	$6.44
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$19.53	$8.30	$20.93	$8.25
Refinery operating expense, per barrel of throughput (Note 11)	$6.97	$8.50	$6.40	$6.05
Crude and feedstocks (% of total throughput) (Note 12):
Medium	38%	44%	36%	38%
Light	58%	53%	61%	60%
Other feedstocks and blends	4%	3%	3%	2%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	50%	58%	51%	57%
Distillate and distillate blendstocks	36%	32%	36%	31%
Chemicals	3%	5%	5%	5%
Other	12%	7%	10%	9%
Total yield	101%	102%	102%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	168.5	183.5	183.2	167.4
Crude oil and feedstocks throughput (bpd in thousands)	167.6	179.5	180.7	163.3
Total crude oil and feedstocks throughput (millions of barrels)	15.4	16.5	65.9	59.6
Gross margin per barrel of throughput	$7.17	$5.44	$11.39	$1.40
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$14.22	$11.82	$18.16	$7.71
Refinery operating expense, per barrel of throughput (Note 11)	$5.78	$5.45	$5.71	$5.39
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	14%	17%	14%	14%
Medium	31%	38%	40%	39%
Light	35%	30%	29%	27%
Other feedstocks and blends	20%	15%	17%	20%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	47%	44%	44%	46%
Distillate and distillate blendstocks	34%	37%	36%	34%
Chemicals	1%	2%	1%	2%
Other	19%	19%	20%	21%
Total yield	101%	102%	101%	103%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	317.5	326.1	304.2	295.7
Crude oil and feedstocks throughput (bpd in thousands)	309.3	315.8	295.6	286.2
Total crude oil and feedstocks throughput (millions of barrels)	28.5	29.1	108.0	104.5
Gross margin per barrel of throughput	$4.96	$8.84	$13.02	$(0.14)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$17.38	$18.14	$24.69	$9.42
Refinery operating expense, per barrel of throughput (Note 11)	$10.67	$8.20	$10.14	$8.32
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	67%	67%	68%	71%
Medium	21%	17%	19%	14%
Other feedstocks and blends	12%	16%	13%	15%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	54%	63%	56%	63%
Distillate and distillate blendstocks	35%	28%	32%	26%
Other	14%	12%	15%	14%
Total yield	103%	103%	103%	103%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	December 31, 2022		December 31, 2021
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$10,846.3	$125.55	$8,244.0	$103.12
Less: Cost of sales	9,877.2	114.33	7,865.7	98.39
Consolidated gross margin	$969.1	$11.22	$378.3	$4.73
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$969.1	$11.22	$378.3	$4.73
Add: PBFX operating expense	33.5	0.38	25.7	0.32
Add: PBFX depreciation expense	9.1	0.11	9.3	0.12
Less: Revenues of PBFX	(96.9)	(1.12)	(89.3)	(1.12)
Add: Refinery operating expense	666.1	7.71	569.0	7.12
Add: Refinery depreciation expense	128.0	1.48	105.7	1.32
Gross refining margin	$1,708.9	$19.78	$998.7	$12.49
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	—
Gross refining margin excluding special items	$1,708.9	$19.78	$998.7	$12.49

	Year Ended		Year Ended
	December 31, 2022		December 31, 2021
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$46,830.3	$138.69	$27,253.4	$89.46
Less: Cost of sales	42,151.7	124.84	26,366.2	86.55
Consolidated gross margin	$4,678.6	$13.85	$887.2	$2.91
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$4,678.6	$13.85	$887.2	$2.91
Add: PBFX operating expense	121.4	0.36	103.4	0.35
Add: PBFX depreciation expense	36.7	0.11	37.8	0.13
Less: Revenues of PBFX	(369.3)	(1.09)	(355.5)	(1.17)
Add: Refinery operating expense	2,495.6	7.39	1,999.1	6.56
Add: Refinery depreciation expense	466.9	1.38	415.7	1.36
Gross refining margin	$7,429.9	$22.00	$3,087.7	$10.14
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	(669.6)	(2.20)
Gross refining margin excluding special items	$7,429.9	$22.00	$2,418.1	$7.94

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s annualized statutory corporate tax rate of approximately 25.9% for the 2022 and 2021 periods, applied to net income attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the periods presented relate to LCM inventory adjustments, net change in fair value of contingent consideration, gain on sale of hydrogen plants, gain on land sales, impairment expense, LIFO inventory decrement, turnaround acceleration costs, severance and reconfiguration costs, early railcar return expense, (gain) loss on extinguishment of debt, changes in the Tax Receivable Agreement liability, net tax benefits on the remeasurement of deferred tax assets, and recomputed income tax on special items, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

		2022		2021
January 1,		$—		$669.6
September 30,		—		—
December 31,		—		—

The following table includes the corresponding impact of changes in the LCM inventory reserve on income from operations and net income for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,

	2022	2021	2022	2021
Net LCM inventory adjustment benefit in income from operations	$—	$—	$—	$669.6
Net LCM inventory adjustment benefit in net income	—	—	—	496.2

Change in Fair Value of Contingent Consideration, net - During the three months and year ended December 31, 2022, we recorded net changes in fair value of contingent consideration related to the earn-out liability associated with the acquisition the of the Martinez refinery, offset by the recognition of contingent assets associated with this acquisition. These changes in estimate increased income from operations by $82.6 million ($61.2 million, net of tax) for the three months ended December 31, 2022 and decreased income from operations by $48.3 million ($35.8 million, net of tax) for the year ended December 31, 2022. Change in fair value of contingent consideration during the three months and year ended December 31, 2021 decreased income from operations by $6.2 million and $32.4 million ($4.6 million and $24.0 million, net of tax), respectively.

Loss (Gain) on Extinguishment of Debt - During the year ended December 31, 2022, we recorded a net pre-tax loss on the extinguishment of debt related to the redemption of our 9.25% senior secured notes due 2025 (the "2025 Senior Secured Notes"), partially offset by the gain recognized on the repurchase of a portion of the 6.00% senior unsecured notes due 2028 (the "2028 Senior Notes") and the 7.25% senior unsecured notes due 2025 (the "2025 Senior Notes"). These nonrecurring charges decreased income before taxes by $66.1 million ($49.0 million, net of tax). During the three months and year ended December 31, 2021, we recorded a pre-tax gain on the extinguishment of debt related to repurchases of the 2028 Senior Notes and 2025 Senior Notes of $19.6 million and $79.9 million ($14.5 million and $59.2 million, net of tax, respectively). There were no such gains or losses in any other periods presented.

Gain on Land Sales - During the three months and year ended December 31, 2021, we recorded a gain on the sale of PBFX real-property at the East Coast Terminals. The gain increased income from operations and net income by $2.8 million and $2.1 million, respectively. There were no such gains in all other periods presented.

Change in Tax Receivable Agreement liability - During the three months ended December 31, 2022, we recorded a change in the Tax Receivable Agreement liability that decreased income before taxes and net income by $2.1 million and $1.6 million, respectively. During the year ended December 31, 2022, we recorded a change in the Tax Receivable Agreement liability that decreased income before taxes and net income by $290.3 million and $215.1 million, respectively. During the three months and year ended December 31, 2021, we recorded a change in the Tax Receivable Agreement liability that decreased income before taxes by $48.3 million ($35.8 million, net of tax). The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in PBF Energy’s obligation under the Tax Receivable Agreement, inclusive of factors out of our control such as changes in tax rates, as well as periodic adjustments to our liability based, in part, on an updated estimate of the amounts that we expect to pay, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance.

Net Tax Benefit on Remeasurement of Deferred Tax Assets - During the year ended December 31, 2022, we recorded a decrease to our deferred tax valuation allowance of $308.5 million (reducing our deferred tax valuation allowance to zero), in accordance with ASC 740, of which $233.8 million related to a tax benefit with respect to the remeasurement of deferred tax assets and the balance related to our net changes in the Tax Receivable Agreement liability. During the three months ended December 31, 2021, we recorded a decrease to the deferred tax valuation allowance of $46.1 million, which includes a tax benefit of approximately $12.5 million related to our net change in the Tax Receivable Agreement liability and a net tax benefit of $33.6 million related primarily to the remeasurement of deferred tax assets. During the year ended December 31, 2021, we recorded a decrease to the deferred tax valuation allowance of $49.9 million, which includes a tax benefit of approximately $12.5 million related to our net change in the Tax Receivable Agreement liability and net tax benefit of $37.4 million related primarily to the remeasurement of deferred tax assets. The deferred tax valuation allowance is recorded in accordance with ASC 740, Income Taxes. There were no such benefits or expenses in all other periods presented.

Recomputed Income Tax on Special Items - The income tax impact on special items was calculated using the tax rates shown in footnote 3 above.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2 above.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three months and years ended December 31, 2022 and 2021, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 22,000 and 3,877,035 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months and year ended December 31, 2022, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 12,560,868 and 12,568,275 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months and year ended December 31, 2021, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, the write down of inventory to the LCM, changes in the liability for Tax Receivable Agreement due to factors out of our control such as changes in tax rates, loss (gain) on extinguishment of debt, change in the fair value of contingent consideration, and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of December 31, 2022, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), an indirect wholly-owned subsidiary of PBF Energy and PBF LLC, which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	December 31,	December 31,
	2022	2021
	(in millions)
Total debt	$1,959.1	$4,295.8
Total equity	5,056.0	2,532.8
Total capitalization	$7,015.1	$6,828.6

Total debt	$1,959.1	$4,295.8
Total equity excluding special items	4,660.5	2,071.3
Total capitalization excluding special items	$6,619.6	$6,367.1

Total equity	$5,056.0	$2,532.8
Special Items (Note 4)
Add: Non-cash LCM inventory adjustments	—	—
Add: Net changes in fair value of contingent consideration	(13.0)	(61.3)
Add: Gain on sale of hydrogen plants	(471.1)	(471.1)
Add: Gain on land sales	(87.8)	(87.8)
Add: Impairment expense	98.8	98.8
Add: LIFO inventory decrement	83.0	83.0
Add: Turnaround acceleration costs	56.2	56.2
Add: Severance and reconfiguration costs	30.0	30.0
Add: Early railcar return expense	64.8	64.8
Add: Loss (gain) on extinguishment of debt	33.9	(32.2)
Add: Change in Tax Receivable Agreement liability	(325.3)	(615.6)
Less: Recomputed income tax on special items	126.9	231.8
Add: Net tax on remeasurement of deferred tax assets	(12.1)	221.7
Add: Net tax expense on TCJA related special items	20.2	20.2
Net impact of special items to equity	(395.5)	(461.5)
Total equity excluding special items	$4,660.5	$2,071.3

Total debt	$1,959.1	$4,295.8
Less: Cash and cash equivalents	2,203.6	1,341.5
Net debt	$(244.5)	$2,954.3

Total debt to capitalization ratio	28%	63%
Total debt to capitalization ratio, excluding special items	30%	67%
Net debt to capitalization ratio*	(5)%	54%
Net debt to capitalization ratio, excluding special items*	(6)%	59%
* Negative ratio exists at 12/31/2022 as cash is in excess of debt.